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                            EXHIBIT 11

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                   BIOPOOL INTERNATIONAL, INC.
      Statement Regarding Computation of Per Share Earnings
                Nine Months Ended September 30,





                                             1997           1996
                                        -------------------------
Primary
  Average shares outstanding               8,609          7,971
  Net effect of dilutive stock options
     and warrants based on the treasury
     stock method using average market
     price                                   519            301

     Total shares                          9,128          8,272

     Net income                           $1,153         $1,013

     Per share amount                     $ 0.13         $ 0.12





Fully diluted
  Average shares outstanding               8,609          7,971
  Net effect of dilutive stock options
     and warrants based on the treasury
     stock method using the higher of
     average or year-end market price        515            349

     Total shares                          9,124          8,320

     Net income                           $1,153         $1,013

     Per share amount                     $ 0.13         $ 0.12

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